Exhibit 99.1

HealthFusion Holdings, Inc.
and Subsidiary

Consolidated Financial Statements
Years Ended December 31, 2015 and 2014

HealthFusion Holdings, Inc. and Subsidiary

Contents

Independent Auditors’ Report    3-4

Consolidated Financial Statements

Consolidated Balance Sheets    5-6

Consolidated Statements of Operations    7

Consolidated Statements of Stockholders’ Deficit    8

Consolidated Statements of Cash Flows    9-10

Notes to Consolidated Financial Statements    11-31

Independent Auditors’ Report

To the Audit Committee of
Quality Systems, Inc. and
NextGen Healthcare Information Systems LLC
Irvine, California

Report on the Financial Statements

We have audited the accompanying consolidated financial statements of HealthFusion Holdings, Inc. and Subsidiary (a Delaware corporation), which comprise the balance sheets as of December 31, 2015 and 2014, and the related statements of operations, stockholders’ deficit, and cash flows for the years then ended, and the related notes to the financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of HealthFusion Holdings, Inc. and Subsidiary as of December 31, 2015 and 2014, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ Mayer Hoffman McCann P.C.

San Diego, CA
March 9, 2016

HealthFusion Holdings, Inc. and Subsidiary

Consolidated Balance Sheets

December 31,	2015	2014

Assets

Current Assets
Cash and cash equivalents	$2,328,415	$2,982,532
Accounts receivable - net of allowance for doubtful accounts
of $107,000 and $149,000, respectively	1,334,635	1,360,859
Current portion of stockholder notes receivable	3,500,815	4,000
Prepaid expenses	1,107,284	749,271
Other current assets	173,033	192,071

Total current assets	8,444,182	5,288,733

Fixed Assets - Net	772,002	442,630

Internal Use Software - Net	4,101,116	3,170,358

Intangible Assets - Net	70,616	115,217

Goodwill	55,000	55,000

Restricted Cash	550,064	—

Stockholder Note Receivable - Long Term	—	196,953

Other Assets	337,152	368,274

Total Assets	$14,330,132	$9,637,165

The accompanying notes are an integral part of these consolidated financial statements.

HealthFusion Holdings, Inc. and Subsidiary

Consolidated Balance Sheets, continued

December 31,	2015	2014

Liabilities and Stockholders' Deficit

Current Liabilities
Accounts payable	$1,349,742	$913,480
Accrued liabilities	24,814	151,618
Accrued compensation	440,457	742,760
Income taxes payable	89,402	75,249
Current portion of notes payable	2,103,402	—
Current portion of obligations under capital lease	8,619	30,059
Deferred revenue	1,811,123	1,344,922
Warrant liability	5,107,813	1,993,084

Total current liabilities	10,935,372	5,251,172

Deferred Rent	224,614	169,006

Obligations Under Capital Lease, net of current portion	11,025	19,645

Notes Payable, net of current portion	7,060,384	11,041,527

Total liabilities	18,231,395	16,481,350

Commitments and Contingencies (Note 7)

Stockholders' Deficit
Common stock - $0.001 par value; 150,000,000 shares authorized,
74,523,548 and 71,263,548 shares issued, respectively, and
56,358,138 and 53,098,138 shares outstanding, respectively	74,524	71,264
Additional paid-in capital	19,683,189	14,064,337
Accumulated deficit	(23,640,809)	(20,961,619)

	(3,883,096)	(6,826,018)

Treasury stock of 18,165,410 shares, at cost	(18,167)	(18,167)

Total stockholders' deficit	(3,901,263)	(6,844,185)

Total Liabilities and Stockholders' Deficit	$14,330,132	$9,637,165

The accompanying notes are an integral part of these consolidated financial statements.

HealthFusion Holdings, Inc. and Subsidiary

Consolidated Statements of Operations

Years Ended December 31,	2015	2014

Service Revenues
Subscription services	$26,629,424	$19,983,335
Other services	6,087,087	4,996,514
Total Revenue	32,716,511	24,979,849

Cost of Service Revenues
Subscription services	4,334,947	3,374,533
Other services	3,085,831	2,385,197
Total Cost of Revenue	7,420,778	5,759,730

Gross Profit	25,295,733	19,220,119

Operating Expenses
Research and development	1,899,882	970,876
Selling, general and administrative	21,057,732	13,997,847
	22,957,614	14,968,723

Income from Operations	2,338,119	4,251,396

Other income (expense)
Change in fair value of warrant liability	(3,114,729)	(939,997)
Interest expense	(1,791,432)	(1,842,889)
Income (Loss) Before Income Taxes	(2,568,042)	1,468,510

Income tax provision	111,148	132,329

Net income (loss)	$(2,679,190)	$1,336,181

The accompanying notes are an integral part of these consolidated financial statements.

HealthFusion Holdings, Inc. and Subsidiary

Consolidated Statements of Stockholders' Deficit

	Common Stock		Treasury Stock		Additional Paid-In Capital	Accumulated Deficit
	Shares	Amount	Shares	Amount			Total

Balance at December 31, 2013	76,466,012	$76,466	(9,408,901)	$(9,410)	$17,784,133	$(22,297,800)	$(4,446,611)

Purchase of treasury stock	—	—	(8,756,509)	(8,757)	(4,065,984)	—	(4,074,741)
Cancellation of common stock	(5,202,464)	(5,202)	—	—	5,202	—	—
Issuance of warrants	—	—	—	—	340,986	—	340,986
Net income	—	—	—	—	—	1,336,181	1,336,181

Balance at December 31, 2014	71,263,548	$71,264	(18,165,410)	$(18,167)	$14,064,337	$(20,961,619)	$(6,844,185)

Stock issued from exercise of stock options	3,000,000	3,000	—	—	1,170,510	—	1,173,510
Stock issued from exercise of warrants	260,000	260	—	—	101,444	—	101,704
Issuance of warrants	—	—	—	—	432,968	—	432,968
Stock-based compensation	—	—	—	—	3,913,930	—	3,913,930
Net loss	—	—	—	—	—	(2,679,190)	(2,679,190)

Balance at December 31, 2015	74,523,548	$74,524	(18,165,410)	$(18,167)	$19,683,189	$(23,640,809)	$(3,901,263)

The accompanying notes are an integral part of these consolidated financial statements.

HealthFusion Holdings, Inc. and Subsidiary

Consolidated Statements of Cash Flows

Years Ended December 31,	2015	2014

Cash Flows From Operating Activities
Net income (loss)	$(2,679,190)	$1,336,181
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Amortization of internal use software	1,254,233	1,071,150
Amortization of intangible assets	44,601	44,600
Amortization of prepaid financing costs	145,507	169,020
Depreciation of equipment	166,420	122,880
Bad debt expense	(42,000)	4,000
Change in fair value of warrant liabilities	3,114,729	939,997
Stock-based compensation expense	3,913,930	—
Warrants granted	432,968	340,986
Amortization of debt discount	122,259	122,259
Deferred rent	55,608	94,620
Changes in operating assets and liabilities:
Accounts receivable	68,224	(401,145)
Prepaid expenses and other assets	(356,624)	(583,086)
Other assets	(96,736)	(1,954)
Accounts payable and accrued liabilities	323,611	156,516
Accrued compensation	(302,303)	(184,286)
Deferred revenue	466,201	132,083

Net cash provided by operating activities	6,631,438	3,363,821

Cash Flows From Investing Activities
Internal use software development costs	(2,184,991)	(1,368,108)
Purchases of equipment	(498,414)	(292,435)

Net cash used in investing activities	(2,683,405)	(1,660,543)

Cash Flows From Financing Activities
Loans to stockholders	(2,126,352)	(200,000)
Restricted cash for letter of credit	(550,064)	—
Payments on obligations under capital leases	(27,438)	(22,339)
Principal payments on notes payable	(2,000,000)	(18,571)
Purchase of treasury stock	—	(4,074,741)
Proceeds from issuance of stock	101,704	—

Net cash used in financing activities	(4,602,150)	(4,315,651)

Net decrease in cash and cash equivalents	(654,117)	(2,612,373)

Cash and Cash Equivalents
Beginning of year	2,982,532	5,594,905

End of year	$2,328,415	$2,982,532

The accompanying notes are an integral part of these consolidated financial statements.

HealthFusion Holdings, Inc. and Subsidiary

Consolidated Statements of Cash Flows, continued

Years Ended December 31,	2015	2014

Supplemental Disclosures of Cash Flow Information:
Cash paid for interest	$1,539,100	$1,554,000

Cash paid for income taxes	$96,995	$58,580

Supplemental Schedule of Noncash Investing and Financing Activities

Stockholder notes receivable for options exercised	$1,173,510	$—

The accompanying notes are an integral part of these consolidated financial statements.

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(1)	Summary of Significant Accounting Policies

A summary of the Company’s significant accounting policies consistently applied in the preparation of the accompanying financial statements follows.

Nature of business

HealthFusion Holdings, Inc. and Subsidiary (the Company), a Delaware corporation, provides Web-enabled computing products and communications services to health care providers through its Internet portal. The Company delivers an integrated Practice Management System, a clearinghouse that transacts with many insurance payers, and MediTouch®, an electronic health record system that offers advanced billing, scheduling, claims eligibility, electronic remittance advice, electronic health and medical records, e-prescribing and mobile applications.

The Company was incorporated in 1999 as HealthFusion, Inc. and is headquartered in Solana Beach, California. In March 2014, the Company executed the Agreement and Plan of Reorganization of HealthFusion, Inc. and effected a corporate reorganization by which it changed its name to “HealthFusion Holdings, Inc.” and contributed all of its assets and liabilities to a newly-formed wholly-owned subsidiary organized in the State of Delaware and named “HealthFusion, Inc.” In exchange for the contribution, HealthFusion, Inc. issued 100 shares of its 200 authorized shares of common stock to HealthFusion Holdings, Inc.

In October 2015 the Company executed a merger agreement with an effective date of January 4, 2016, with Quality Systems, Inc. and NextGen Healthcare Information Systems LLC (QSI). Subject to the agreement, all assets, liabilities and shares of the Company were acquired by QSI (see Note 11).

Consolidation

The accompanying consolidated financial statements include the assets, liabilities, and financial activities of the Company and its Subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

Use of estimates

The preparation of consolidated financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Revenue recognition

The Company generates revenue from sales of an Electronic Health Record (EHR) and Practice Management (PM) Solution using the Company’s hosted software platform, which is represented by subscriptions and related services, including data integration and transaction processing, as well as multiple element arrangements that may include a combination of these items. The Company recognizes revenue in accordance with the applicable revenue recognition guidance when all four revenue recognition criteria have been met: persuasive evidence of an arrangement exists, we have delivered the product or performed the service, the fee is fixed or determinable, and collectability is probable.

In some situations, the Company receives advance payments from customers. The Company defers revenue associated with these advance payments until the services are performed.  The Company does not recognize revenue in excess of the amounts for which it has the right to invoice.

The Company accounts for cash consideration (such as sales incentives) given to our customers or resellers as a reduction of revenue rather than as an operating expense, unless the Company receives an identifiable benefit for which fair value can reasonably be estimated.

Subscription revenue consists of monthly and annual subscription fees derived from contractually committed terms and agreed upon service levels on the Company’s cloud-based EHR and PM Solution platform. Customers do not have the contractual right to take possession of the Company’s on-demand software. Accordingly, the Company recognizes the aggregate minimum subscription fee on a straight-line basis over the subscription term.  Other services include data integration and transaction processing services, which are considered to have stand-alone value and are recognized as performed, on either a per-transaction basis or over the applicable service term, as applicable, provided the Company has no other remaining obligations to these customers.

The Company is not able to determine vendor specific objective evidence (“VSOE”) or third party evidence (“TPE”) of fair value for its deliverables because management frequently discounts the services when sold on a standalone basis, rarely sells them separately and has determined that there are no third-party offerings reasonably comparable to the Company’s solution. Accordingly, the fair value of subscriptions to the EHR and PM Solution and add-on services are based on estimated selling price (ESP). The determination of ESP requires the Company to make significant estimates and judgments. The Company considers numerous factors, including the size and nature of the deliverables themselves; market conditions and competitive landscape for the sale; internal costs; and pricing and discounting practices. The determination of ESP is made through consultation with and formal approval by management.  After the selling price of revenue allocable to each deliverable in a multiple deliverable arrangement based on the relative selling price method is determined, revenue is recognized for each deliverable once the criteria for revenue recognition has been met.

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Cash and cash equivalents

The Company maintains its cash accounts at Union Bank of California. Accounts at this bank are insured by the Federal Deposit Insurance Corporation. The Company's accounts at this institution, at times, may exceed the federally insured limit. The Company has not experienced any losses in such accounts.

All highly liquid investments with an original maturity from the date of purchase of three months or less are considered to be cash equivalents. These short-term investments are stated at cost, which approximates market values.

Restricted cash

The Company has an irrevocable letter of credit with a facility lease landlord, which was issued during 2015 (see Note 7). The restricted cash balance of approximately $550,000 at December 31, 2015, represents cash collateralized to cover the letter of credit. The Company is required to have the letter of credit available for the duration of the lease agreement, subject to certain reductions during the course of the lease term.

Accounts receivable

Trade receivables are carried at original invoice amount less an estimate for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by regularly evaluating individual customer receivables and considering a customer's financial condition and credit history, and current economic conditions. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received. A trade receivable is considered past due if any portion of the receivable balance is outstanding for more than 90 days. No interest is charged on trade receivables that are past due.

Fixed Assets

Fixed Assets are stated at cost. Depreciation is computed using the straight-line method over the following estimated useful lives:

Years
Telephone and networking equipment	3-5
Furniture and fixtures	5-7
Computer equipment	3-5
Leasehold improvements	5-7

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Goodwill and intangible assets

Goodwill represents the excess of consideration transferred over the fair value of identifiable assets acquired and liabilities assumed. Goodwill is reviewed for impairment at the reporting unit level and is not amortized. Management has determined that no impairment of goodwill exists at December 31, 2015.

Intangible assets include intellectual property, customer relationships, software, noncompete agreements and trademarks. Intangible assets are amortized on a straight-line basis over their estimated useful lives, which are generally one to 10 years.

Impairment of long-lived assets

Long-lived assets are evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The estimated future cash flows are based upon, among other things, assumptions about expected future operating performance and may differ from actual cash flows. Long-lived assets evaluated for impairment are grouped with other assets to the lowest level for which identifiable cash flows are largely independent of the cash flows of other groups of assets and liabilities. If the sum of the projected undiscounted cash flows (excluding interest) is less than the carrying value of the assets, the assets will be written down to the estimated fair value in the period in which the determination is made. At December 31, 2015, management has determined that there was no impairment of long-lived assets.

Capitalized internal use software

The Company capitalizes costs to develop internal use software during the development stage. The application software development stage is characterized by software design and configuration activities, coding, testing and installation. Training and maintenance costs are expensed as incurred, while upgrades and enhancements are capitalized if it is probable that such expenditures will result in additional functionality. Capitalized software costs are amortized using the straight-line method over the estimated useful life of three years. These costs are subject to periodic reviews and evaluations for indications that the software may no longer be expected to provide any service potential or placed in service for its intended use. Costs incurred to maintain existing product offerings are expensed as incurred. The capitalization and ongoing assessment of recoverability of development costs requires considerable judgment by management with respect to certain external factors, including, but not limited to, technological and economic feasibility, and estimated economic life.

Advertising costs

The Company charges advertising costs to expense as incurred. During the years ended December 31, 2015 and 2014, the Company incurred advertising costs of $1,952,941 and $1,498,301, respectively.

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Income taxes

Deferred taxes are provided on a liability method, whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carryforwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax basis. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

The Company applies the provisions of Accounting Standards Codification (ASC) 740-10, Income Taxes. Under this guidance, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statement from such a position are measured based on the largest benefit that has a greater than 50 percent likelihood of being realized upon ultimate settlement. The guidance on accounting for uncertainty in income taxes also addresses derecognition, classification, interest and penalties on income taxes, and accounting in interim periods. The Company has elected to include interest and penalties related to income taxes in income tax expense. There were no uncertain tax positions recognized as of December 31, 2015 and 2014, or during the years then ended.

Stock-based compensation

The Company accounts for its share-based compensation in accordance with ASC 718, Compensation-Stock Compensation, which requires companies to measure all share-based compensation arrangements at fair value and to record the expense in the Company's consolidated financial statements. The Company determines fair value utilizing a Black- Scholes option pricing model and recognizes compensation expense over the requisite service period on a straight-line basis.

Comprehensive Income

The Company reports all changes in comprehensive income (loss) in the Consolidated Statements of Operations. Comprehensive loss was equal to net income (loss) resulting from operations during the years ended December 31, 2015 and 2014.

Reclassifications

Certain amounts in the prior year presentation have been reclassified to conform to the current year presentation. These reclassifications had no effect on previously reported net income or shareholders’ equity.

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Recent accounting pronouncements

In May 2014, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2014-09, “Summary and Amendments That Create Revenue from Contracts with Customers (Topic 606) and Other Assets and Deferred Costs-Contracts with Customers (Subtopic 340-40).” The amendments in ASU 2014-09 supersede most current revenue recognition requirements. The core principal of the new guidance is that an entity should recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. This guidance is effective for annual reporting periods beginning after December 15, 2017, including interim periods with that reporting period. Early application is not permitted. The Company can apply the amendments using one of the following two methods: (1) retrospectively to each prior reporting period presented, or (2) retrospectively with the cumulative effect of initially applying the amendments recognized at the date of initial application. The Company is currently assessing the impact of adopting this guidance on its consolidated financial statements.

In November 2014, the FASB issued ASU 2014-16, "Determining Whether the Host Contract in a Hybrid Financial Instrument Issued in the Form of a Share is More Akin to Debt or to Equity", in November 2014. The ASU provides guidance relating to certain hybrid financial instruments when determining whether the characteristics of the embedded derivative feature are clearly and closely related to the host contract. In making that evaluation, the characteristics of the entire hybrid instrument should be considered, including the embedded derivative feature that is being evaluated for separate accounting from the host contract. The amendments are effective for our fiscal year ending December 31, 2016; however, early adoption is permitted. Adoption is not expected to have a significant effect on the Company's consolidated financial statements.

In April 2015, the FASB issued ASU 2015-05, “Customer’s Accounting for Fees Paid in a Cloud Computing Arrangement”. The amendments in this ASU provide guidance to customers about whether a cloud computing arrangement includes a software license. If a cloud computing arrangement includes a software license, the customer should account for the software license element of the arrangement consistent with the acquisition of other software licenses. If the arrangement does not include a software license, the customer should account for a cloud computing arrangement as a service contract. ASU 2015-05 will be effective for annual periods beginning after December 15, 2015. Early adoption of ASU 2015-05 will be allowed for financial statements that have yet to be issued. The amendment may be adopted either prospectively to all arrangements entered into or materially modified after the effective date or retrospectively. The Company is currently assessing the impact of adopting this guidance on its consolidated financial statements.

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Recent accounting pronouncements, cont’d

In November 2015, the FASB issued ASU 2015-17 "Presentation of Deferred Taxes as Non-current." ASU 2015-17 requires entities with a classified balance sheet to present all deferred tax assets and liabilities as non-current. ASU 2015-17 is effective for the Company's reporting period beginning January 1, 2018. The Company does not expect the adoption of this guidance to have a material impact on our consolidated financial statements.

(2)	Internal Use Software and Intangible Assets

At December 31, 2015 and 2014, internal use software and intangible assets were as follows:

2015
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Internal use software in development	$395,551	$—	$395,551
Internal use software	11,165,457	(7,459,891)	3,705,565
Other intangible assets:
Intellectual property	655,000	(584,384)	70,616
Customer relationships	372,000	(372,000)	—
Trademark	120,000	(120,000)	—
Goodwill	55,000	—	55,000
	$12,763,008	$(8,536,275)	$4,226,732

2014
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Amortizable intangible assets:
Internal use software in Development	$221,002	$—	$221,002
Internal use software	9,155,014	(6,205,658)	2,949,356
Other intangible assets:
Intellectual property	655,000	(539,783)	115,217
Customer relationships	372,000	(372,000)	—
Trademark	120,000	(120,000)	—
Goodwill	55,000	—	55,000
	$10,578,016	$(7,237,441)	$3,340,575

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(2) Internal Use Software and Intangible Assets, Cont’d

The intellectual property includes data code in the acquired software, which has an estimated useful life of 10 years. The remaining intangible assets have estimated useful lives of one to five years. Amortization expense for the internal use software for the years ended December 31, 2015 and 2014 was $1,254,233 and $1,071,150, respectively. Amortization expense for other intangible assets for the years ended December 31, 2015 and 2014 was approximately $44,600, respectively.

Future estimated amortization expense on amortizable intangible assets is as follows:

Years Ending December, 31	Internal Use Software	Other Intangible Assets
2016	$1,647,353	$44,600
2017	1,449,775	26,017
2018	608,436	—
	$3,705,564	$70,617

Internal use software in development of $395,551 at December 31, 2015 will be amortized over three years beginning when the software is substantially complete and ready for its intended use.

(3)	Fixed Assets

As of December 31, fixed assets consist of the following:

	2015	2014
Telephone and networking equipment	$48,821	$46,199
Furniture and fixtures	35,817	35,817
Computer equipment	1,372,652	883,548
Leasehold Improvements	59,143	55,077
	1,516,433	1,020,641
Less accumulated amortization	(744,431)	(578,011)
	$772,002	$442,630

Total depreciation expense charged to operations for the years ended December 31, 2015 and 2014 was $166,420 and $122,880, respectively. The cost of equipment capitalized under the capital lease agreement totaled $160,942 as of December 31, 2015 and 2014. Total accumulated depreciation related to the equipment under the capital lease agreement was $110,993 and $78,804 for the years ended December 31, 2015 and 2014, respectively.

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(4)	Transactions with Related Parties

Legal services

In the course of receiving legal services during the years ended December 31, 2015 and 2014, the Company has incurred $19,362 and $23,372, respectively, in legal fees to an attorney who is the son of an officer of the Company.

Stockholder notes receivable

During 2014, the Company was issued a note receivable from an officer of the Company for $200,000 with a maturity date of November 3, 2019. The note bears interest at 3% per annum and is repayable in monthly installments of $2,000 starting November 3, 2015, with the remaining balance plus accrued interest payable in full upon maturity.

On November 5, 2015, the Company was issued notes receivable from officers of the Company for $3,293,862, related to the exercise of 3,000,000 stock options held by the officers, with a term of one year. The notes accrue interest at 1.67% per annum, and principle plus accrued interest are due and payable in full upon maturity.

During January 2016, the stockholder notes receivable were repaid in full as part of the merger agreement with QSI (see Note 11).

(5)	Debt

Senior secured notes

On October 7, 2013, the Company entered into a Securities Purchase Agreement, through which the Company issued and sold senior secured notes in the maximum aggregate principal amount of $16,500,000 (“Senior Secured Notes”). The notes bear interest at a rate of 13 percent per annum. On the closing date of the agreement, the Company issued and sold notes in the aggregate principal amount of $11,500,000. The Company may issue and sell additional notes, in $1,000,000 increments, until the second anniversary of the closing date, provided that the aggregate principal balance does not exceed the maximum amount. Accrued interest for these notes is due on the last business day of each calendar month, with the total principal amount and final accrued interest due in October 2018. The note is guaranteed by all of the Company’s assets.

Effective January 6, 2014, the Company executed the First Amendment to the Securities Purchase Agreements and Warrants. The Amendment increased the amount of Secured Senior Note proceeds that the Company was authorized to use to fund repurchases of its common stock from $6,000,000 to $8,000,000.

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Senior secured notes, cont’d

During 2014, the Company repurchased a total of 8,756,509 shares for a total cost of $4,074,741. No shares were repurchased during the 2015.

The Company is required to pay a monthly commitment fee of 0.5% per annum on the unused portion of the maximum aggregate principal amount. Additionally, for each draw on the note, the Company is required to pay an additional drawdown fee of 1.5% of the aggregate principal amount of the additional balance drawn and issue warrants to purchase shares of the Company’s common stock. The number of shares will be calculated using methods defined in the agreement and is based on the total number of shares outstanding on the date of the additional drawdown and the number of shares issuable in connection with outstanding options and convertible securities. Warrants issued in connection with additional drawdowns are exercisable at the then-current exercise price of the warrants issued.

Beginning in 2015, if certain conditions are met, the Company is required to make annual prepayments on the Senior Secured Notes. Although not required, $2,000,000 of the notes outstanding was prepaid during 2015 and the Company may also elect to make voluntary prepayments prior to October 2018, provided that the Company complies with notification and payment provisions defined in the Note agreements. The Company incurs prepayment fees for prepayments other than those required by the agreement.

Certain loan covenants also are included in the securities purchase agreement including, but not limited to, meeting certain financial ratio covenants and the limited ability to declare dividends, repurchase stock in excess of defined amounts, and incur new debt obligations. The Company was in compliance with all covenants as of December 31, 2015.

In conjunction with the securities purchase agreement, the Company paid financing costs of $671,384, which were deferred and are being amortized over the 5-year term of the Senior Secured Notes. Total amortization expense for these financing costs was approximately $146,000 and $166,000 for the years ended December 31, 2015 and 2014, respectively.

As additional consideration for the cost and risk associated with the Senior Secured Notes, the Company issued warrants to purchase 3,820,604 shares of the Company’s common stock to the holder at a price of $0.40 per share. The warrants were recorded at a fair value of approximately $611,000 and are presented as a debt discount on the related debt and will be amortized to interest expense over the term of the Agreement. The unamortized debt discount was approximately $336,000 at December 31, 2015, (see Note 10).

During January 2016, the notes were repaid in full as part of the merger agreement with QSI (see Note 11).

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Note payable

In 2011, the Company issued notes payable for the purchases of software. The notes were secured by the software and bore interest at a rate of 5.7 percent. The notes were paid in full during 2014.

(6)	Income Taxes

The provision for income taxes consists of the following for the years ended December 31:

	2015	2014
Current tax expense:
Federal	$109,548	$91,010
State	1,600	41,319
	111,148	132,329
Deferred tax (benefit) expense:
Federal	(751,000)	893,000
State	(878,000)	13,000
Valuation allowance	1,629,000	(906,000)
	—	—
	$111,148	$132,329

Current income taxes are based upon the year's income taxable for federal and state reporting purposes. Deferred income tax benefits are provided for certain income and expenses, which are recognized in different periods for tax and financial reporting purposes.

Deferred tax assets and liabilities are computed for differences between the financial statements and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the period in which the differences are expected to affect taxable income.

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(6) Income Taxes, Cont’d

The significant components of the Company's deferred tax assets and liabilities at December 31 consist of the following:

	2015	2014
Deferred tax assets:
Net operating loss carryforwards	$1,968,000	$3,320,000
Fixed assets and intangibles	(51,000)	575,000
Accrued rent, compensation and other	2,799,000	1,082,000
Bad debt reserve	42,000	60,000
Research and development and alternative minimum tax credits	918,000	651,000
Other	2,037,000	394,000
	7,713,000	6,082,000
Deferred tax liabilities:
Goodwill	(6,000)	(4,000)
Total deferred tax assets	7,707,000	6,078,000
Less valuation allowance	(7,707,000)	(6,078,000)
Net deferred tax assets	$—	$—

A valuation allowance is recorded when it is more likely than not that some portion or all of the future tax assets will not be realized. The ultimate realization of the future tax assets depends on the ability to generate sufficient taxable income of the appropriate character in the future and in the appropriate taxing jurisdictions. Due to the Company's history of net operating losses, and because the generation of future taxable income sufficient to utilize the Company's deferred tax assets is uncertain, the Company has recorded a full valuation allowance against its deferred tax assets. Accordingly, the Company increased the valuation allowance by approximately $1,629,000 during the tax year ended December 31, 2015.

The tax years ended December 31, 2011 to December 31, 2015 remain open to examination by the major taxing jurisdictions to which the Company is subject, including U.S. federal jurisdictions and those of some states. Net operating losses from years for which the statute of limitations have expired could be adjusted in the event that the taxing jurisdictions challenge the amounts of net operating loss carryforwards from such years.

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(6) Income Taxes, Cont’d

A rate reconciliation of the expected tax computed at the U.S. statutory federal income tax rate to the total provision for income taxes at December 31 follows:

	2015	2014
Expected federal rate	34%	34%
State income tax, net of federal tax	25.85%	0.11%
Non-deductible expenses	-12.57%	3.83%
Depreciation adjustment to federal income tax	9.23%	30.23%
Other	2.61%	2.53%
Increase in valuation allowance	-63.43%	-61.69%
Provision for income taxes	-4.33%	9.01%

At December 31, 2015, the Company has federal and state net operating loss carryforwards of approximately $4,579,000 and $7,044,000 respectively. The federal and state loss carryforwards begin to expire in 2020, unless utilized.

At December 31, 2015, the Company also has federal and state research credit carryforwards of approximately $541,000 and $358,000 respectively. The federal research credit carryforwards will begin expiring in 2025 unless utilized. The state research credit will carry forward indefinitely.

Pursuant to Internal Revenue Code Section 382, use of the Company’s net operating loss carryforwards will be limit if a cumulative change in ownership of more than 50% has occurred within a three-year period. The Company has not performed an analysis to make this determination as of December 31, 2015.

(7)	Commitments and Contingencies

Lease commitments

The Company leases its facilities and certain equipment under noncancelable operating lease agreements. Rental expenses incurred under all such leases totaled $488,331 and $465,397 for the years ended December 31, 2015 and 2014, respectively.

In instances where leases provide for rental payments that escalate, the Company is recognizing rent expense on a straight-line basis over the term of the lease. The cumulative difference between rent expenses and rent payments are recognized as deferred rent on the balance sheets.

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Lease commitments, cont’d

During 2011, the Company entered into a facility lease that provides for rental payments that escalate every 12 months. The increase is based on the Consumer Price Index, but in no event shall the increase be less than 3 percent. The facility lease expires during 2021. The Company intends to move from this location to a new leased location in fiscal 2016, and is currently involved in negotiations with the landlord for a possible termination or sublease arrangement. While the outcome of these negotiations is uncertain and not quantifiable as of the date these financial statements are available for issuance, the Company may agree on terms that result in a loss to the Company.

During 2015, the Company entered into a new facility operating lease. Rental payments commence in 2016 and the agreement includes an eight month rent abatement period, as well as subsequent annually escalating rent payments. The Company paid an associated lease deposit of $96,800 and set aside restricted cash of approximately $505,000 in accordance with the terms of the agreement. The facility lease expires during 2026.

The Company leases equipment, furniture and fixtures under capital leases expiring in various years through 2016. The lease obligations are secured by the financed equipment, and amortization of assets held under capital leases is included in depreciation expense.

Future annual minimum payments under leases are as follows:

Years Ending December 31,	Capital Leases	Operating Leases	Total
2016	$10,429	$433,613	$444,042
2017	5,341	1,341,514	1,346,855
2018	5,341	1,382,052	1,387,393
2019	1,335	1,397,357	1,398,692
2020	—	1,441,824	1,441,824
Thereafter	—	6,105,145	6,105,145
	$22,446	$12,101,505	$12,123,951
Less amount representing Interest	(2,802)
	19,644
Current portion of obligations under capital lease	(8,619)
Obligations under capital lease, net of current portion	$11,025

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Defined contribution plan

During 2006 the Company started a 401(k) plan (the Plan) covering substantially all employees. The Plan permits eligible employees to contribute a percentage of their annual compensation subject to the maximum allowable under the limits of the Internal Revenue Code. The Company matches employee contributions to the Plan up to 4 percent of each participant's gross pay. Participants are immediately vested in the Company's contributions. The Company contributed $366,133 and $283,189 to the Plan for the years ended December 31, 2015 and 2014, respectively.

Litigation

On February 26, 2016, a complaint was filed against the Company and Quality Systems, Inc. in the Delaware Court of Chancery, captioned Jaffe Investment Group LLC and Catalyst Ventures LLC v. HealthFusion Holdings, Inc. and Quality Systems, Inc., Docket No. 12052, by two purported shareholders of the Company. The complaint alleges breach of contract in connection with certain restricted stock purchase agreements allegedly entered into between the Company and plaintiffs. The complaint seeks declaratory and equitable relief, actual damages, incidental damages, consequential damages and costs. For additional information on the shares plaintiffs allege were issued under the restricted stock purchase agreements, see the caption Common stock cancellation under Note 8 - Stockholders’ Equity.

In addition to the above, the company is subject to lawsuits and claims arising in the normal course of business from time to time. Management believes these claims, including the claim brought by Jaffe Investment Group LLC and Catalyst Ventures LLC, are without merit and intend to defend against them vigorously; however, the Company could incur substantial costs even if we are ultimately successful in the defense of such claims. Litigation is inherently uncertain and always difficult to predict.

(8)	Stockholders’ Equity

Common stock

On March 28, 2011, the Company issued a private placement memorandum relating to the offer and sale of up to $1,000,000 of common stock with an exercise price of $0.39. In 2011 the Company issued 1,278,216 shares of common stock at $0.39 per share. In 2012 the Company issued 766,930 shares of common stock with an exercise price of $0.39 with detachable warrants for cash in the amount of $300,000. The warrants are for the purchase of 204,516 shares of common stock, with an exercise price of $0.39 per share that expire at various dates in 2017 (see Note 10).

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Common stock cancellation

In 2014, the Company determined that 5,202,464 shares of common stock previously shown as issued and outstanding were in fact not issued and outstanding as the performance commitment by the recipients was never completed and the shares were never paid for.  The issuance of the shares was not formally approved by the Company’s shareholders as required and certificates for the shares were not issued.  The Company had previously reported these shares as issued and outstanding in its audited financial statements, and as a correction of this error presented the removal of these shares as a cancellation during 2014.  No funds were distributed by the Company in connection with this cancellation. In 2016, a claim was filed against the Company and Quality Systems, Inc. relating to these unissued shares (see the caption Litigation under Note 7 - Commitments and Contingencies).

Treasury stock

Pursuant to a stock purchase agreement with one of the Company’s stockholders, the Company acquired 225,000 shares of treasury stock during the year ended December 31, 2014, at a purchase price of $90,000. This concluded the final stock purchase per the agreement, and no further shares were purchased from the stockholder during 2015.

During 2014, the Company repurchased 8,756,509 shares of common stock for an aggregate purchase price of $4,074,741. No shares were repurchased during 2015.

Contingent share obligation

In November 2004, the Company entered into a share purchase agreement with an investor to purchase 2,128,263 common shares for approximately $0.3524 per share. Under the terms of the agreement, the Company has a commitment to issue additional shares of common stock to the investor should the Company issue shares of stock or convertible securities or rights at less than $0.3524 per share. Additional shares shall be issued to bring the investor's entire stock holdings to the same price per share as the subsequent sale of stock, based on the initial cash investment of $750,000. The issuance of additional shares is not required upon the issuance of options and/or common stock to employees, directors or consultants if approved by the Board of Directors and not exceeding 20 percent of the Company on a fully diluted basis. Also, the issuance of additional shares is not required for issuances of stock under warrants and options or other security rights, which were outstanding as of the date of the agreement, with the exception of the contingently issuable shares held by the Company's major customer (as described above). The warrant expires in the event of a qualified public offering. No additional shares have been issued as of December 31, 2015.

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

Contingent share obligation, cont’d

The share purchase agreement also allows the investor to purchase 2,128,263 shares of common stock at $0.3524 per share based on certain performance measures required of the Company, which the Company satisfactorily attained. These shares, if purchased by the investor, would be issued under the same anti-dilutive terms and conditions as the original investment. During 2014, the Company repurchased all shares of common stock outstanding from this shareholder and accordingly the contingent share obligation expired, per the terms described above.

(9)	Compensatory Equity Awards

At December 31, 2015 and 2014, the Company had 35,293,790 and 15,150,457 stock options, respectively, outstanding to employees to purchase the Company's common stock. All outstanding option grants vested immediately and expire from five to ten years from the date of grant. All options contain a "cashless exercise" feature that allows the holder, at his/her option, to exercise the option by receiving a net number of common shares based on the difference between the exercise price of the option and the fair market value of the common shares at date of exercise. Certain options provide the holder a reduction in the exercise price in the event the Company sells, grants or issues any common stock, options, warrants or other instrument convertible into common stock below the current exercise price per share of the options. The value of these options at the date of issuance was calculated using the Black-Scholes pricing model.

The assumptions utilized for the year ended December 31, 2015 are as follows:

Expected volatility	44.08%
Expected dividends	0.00%
Expected term	4.02 years
Risk-free rate	1.63%

Expected Volatility - The expected volatility is based on a peer group in the industry in which the Company does business, which management believes is indicative of expected volatility.

Dividend Yield - The Company has not, and does not, intend to pay dividends.

Risk-free Interest Rate - The Company applies the risk-free interest rate based on the U.S. Treasury yield in effect at the time of the grant.

Expected Term in Years - The Company calculated the expected term as the average of the contractual term of the option and the vesting period.

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(9) Compensatory Equity Awards, Cont’d

Forfeitures - Stock-based compensation expense recognized in the statements of operations is based on awards ultimately expected to vest, reduced for estimated forfeitures. The authoritative guidance requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on historical experience.

The weighted average grant-date fair value of employee options granted during 2015 was $0.17. There were no non-employee grants during 2015, and no options were granted in 2014.

Estimates of fair value are not intended to predict actual future events or the value ultimately realized by employees who receive equity awards, and subsequent events are not indicative of the reasonableness of the original estimates of fair value made by the Company.

Total stock-based compensation expense of $3,913,930 and $0 was recognized during December 31, 2015 and 2014, respectively, which is recorded in selling, general and administrative expenses in the consolidated statements of operations.

A summary of the Company's compensatory option grants during the years ended December 31 is as follows:

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Life (years)
Outstanding at December 31, 2013	18,173,790	$0.39	3.46
Forfeited	(3,033,333)	0.35
Outstanding at December 31, 2014	15,140,457	$0.39	3.97
Granted	23,190,000	0.45
Exercised	(3,000,000)	0.39
Forfeited	(46,667)	0.37
Outstanding at December 31, 2015	35,283,790	$0.45	5.70

All options are fully vested and exercisable as of December 31, 2015. There is no unrecognized compensation expense related to these options.

In September 2013, the Company’s Board of Directors authorized bonus stock options to be awarded to each of the current members of the Board, contingent upon a potential future sale of the Company. If the Company achieved a qualified liquidity event in which the Company’s shares are sold between $1.00 and $1.49 per share, the Board authorized each current Director to receive the option to purchase 2,500,000 shares of the Company’s common stock at a purchase price of $0.40 per share. If the Company achieved a qualified liquidity event in which the Company’s shares are sold at $1.50 per share or greater, the Board authorized each current Director to receive the option to purchase 5,000,000 shares of the Company’s common stock at a purchase price of $0.40 per share.

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(9) Compensatory Equity Awards, Cont’d

In October 2015, the 5,000,000 share vesting condition was met, upon execution of the merger agreement with QSI, (see Note 11). Accordingly, the option grant and related stock based compensation was recognized during the year ended December 31, 2015, and is included in the option activity summarized in the table above.

(10)	Warrants

A summary of warrants outstanding during the years ended December 31 is as follows:

	Number of Shares	Weighted-Average Exercise Price	Weighted-Average Remaining Life
Outstanding at December 31, 2013	15,628,776	$0.40	5.0
Granted	1,082,495	0.39
Forfeited	(1,613,767)	0.40
Outstanding at December 31, 2014	15,097,504	$0.40	4.33
Granted	2,198,060	0.40
Exercised	(260,000)	0.39
Forfeited	(2,172,672)	0.39
Outstanding at December 31, 2015	14,862,892	$0.40	4.21

Of the 14,862,892 warrants outstanding, 4,823,752 are accounted for as liabilities, with the remaining 10,039,140 accounted for as equity.

All warrants are fully vested and contain a "cashless exercise" feature that allows the holder, at his/her option, to exercise the warrant by receiving a net number of common shares based on the difference between the strike price of the warrant and the fair value of the common shares at date of exercise.

Certain warrants issued by the Company include a provision that entitles the holder a reduction in the exercise price in the event the Company sells, grants or issues any common stock, options, warrants or other instrument convertible into common stock below the current exercise price per share of the warrants, and therefore, the Company accounts for these warrants as a liability. The fair value of the warrants was determined by weighting the estimated probabilities of various conditions. The values of these warrants as of December 31, 2015, were based on the liquidation values received for the warrants in January 2016, subject to the merger agreement with QSI (see Note 11).

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(10) Warrants, Cont’d

The value of these warrants at December 31, 2014, was calculated using the Black-Scholes pricing model, using the following assumptions:

Expected volatility	36.68%
Expected dividends	0.00%
Expected term (years) ranging between	5 to 7
Risk-free rate ranging between	0.08% - 2.10%

These warrants had a resulting fair value of $877,150 and $785,899 at December 31, 2015 and 2014, respectively. The Company recorded losses of $91,251 and $344,899 for the change in fair value of the warrants for the years ended December 31, 2015 and 2014, respectively.

In 2015 and 2014, the Company issued additional warrants without the provision described above and accounted for these warrants as equity in accordance with authoritative guidance. These warrants vested immediately upon issuance. The value of these warrants at the date of issuance was calculated using the Black-Scholes pricing model and the following assumptions: volatility ranging between 36.60% - 40%, a dividend yield of 0.00%, a contractual term of 5 years, and a risk free interest rate ranging between 1.62% - 1.65%. The resulting fair values of $432,968 and $340,986 were expensed to selling, general and administrative expenses in 2015 and 2014, respectively.

In October 2013, the Company issued 3,820,604 warrants in connection with the Senior Secured Notes, as described in Note 5. The warrants include a provision that entitles the holder a reduction in the exercise price in the event the Company sells, grants or issues any common stock, options, warrants or other instrument convertible into common stock below the current exercise price per share of the warrants. The warrants also have a put right which allows the holders to sell the warrant back to the Company for an amount stipulated in the agreement. Accordingly, the Company accounts for these warrants as a liability. The warrants are recorded using the value of the put option. The value on the date of grant of approximately $611,000 was recorded as a warrant liability and discount to the carrying value of the related debt and is accreted as interest expense over the life of the debt.

The repurchases of common stock during 2014 (see Note 5) resulted in a decrease in the number of the Senior Secured Note warrants outstanding by 531,272 and an increase in the exercise price from $0.40 to $0.4096. The remaining outstanding warrants were revalued at December 31, 2014, in accordance with authoritative guidance, and the value increased to approximately $1,207,000 which resulted in the recognizing $596,000 of additional expense to account for the mark to market on the awards in 2014.

HealthFusion Holdings, Inc. and Subsidiary

Notes to Consolidated Financial Statements

(10) Warrants, Cont’d

The merger agreement executed in October 2015 with QSI, (see Note 11), resulted in an additional issuance of 725,388 warrants in connection with the Senior Secured Notes. At December 31, 2015, the remaining outstanding warrants were revalued based on the liquidation values received for the warrants in January 2016, subject to the merger agreement with QSI. Accordingly, and the value increased to approximately $4,231,000 which resulted in the recognizing approximately $3,023,000 of additional expense to account for the mark to market on the awards in 2015.

(11)	Subsequent Events

In October 2015 the Company executed a merger agreement with QSI, whereby the Company would be fully merged into QSI, including all property, rights and privileges, as well as debts and liabilities of the Company for $165 million plus potential additional contingent consideration of up to $25 million. The effective date of the merger was subject to certain conditions, which were satisfied on January 4, 2016.

Under the agreement each share of Company common stock then outstanding was converted into the right to receive a per share closing consideration of $1.4634, subject to certain reductions if applicable.

Unexercised common stock options and warrants at the effective date was converted into the right to receive a per share closing consideration of $1.4634 minus the effective option or warrant exercise price at the effective date.

On February 26, 2016, a complaint was filed against the Company and Quality Systems, Inc. in the Delaware Court of Chancery, captioned Jaffe Investment Group LLC and Catalyst Ventures LLC v. HealthFusion Holdings, Inc. and Quality Systems, Inc., Docket No. 12052, by two purported shareholders of the Company (see the caption Litigation under Note 7 - Commitments and Contingencies).

The Company has evaluated subsequent events through March 9, 2016, the date on which the consolidated financial statements were available to be issued.